Exhibit 99.1

Global Partners Reports Third-Quarter 2015 Financial Results

Highlights:

  Net income of $8.2 million, or $0.16 per diluted limited partner unit
  EBITDA of $59.3 million
  Distributable cash flow of $29.6 million
  Affirms full-year 2015 EBITDA guidance

WALTHAM, Mass.--(BUSINESS WIRE)--November 5, 2015--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2015.

“Positive results in our Gasoline Distribution and Station Operations (GDSO) segment offset weakness in our Wholesale segment in the third quarter,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “GDSO product margin grew year-over-year by $57.1 million, or 71 percent, to $137.3 million, driven by the 2015 acquisitions of Warren Equities and a retail portfolio from Capitol Petroleum, as well as declining wholesale gasoline prices. Product margin in our Wholesale segment was down $49.6 million, or 58 percent from the third quarter of last year, reflecting less favorable conditions in the wholesale gasoline and gasoline blendstocks markets as well as tighter differentials in the crude oil market.”

Third Quarter 2015 Financial Summary

Net income attributable to Global Partners for the third quarter of 2015 was $8.2 million, or $0.16 per diluted limited partner unit, compared with $42.5 million, or $1.50 per limited partner unit, for the third quarter of 2014.

Combined product margin for the third quarter of 2015 was $178.7 million, compared with $170.3 million for the third quarter of 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2015 were $59.3 million, compared with $74.7 million for the same period of 2014.

Distributable cash flow (DCF) for the third quarter of 2015 was $29.6 million, compared with $51.5 million for the third quarter of 2014.

Gross profit was $152.3 million for the third quarter of 2015, compared with $155.4 million for the third quarter of 2014. Product margin in the GDSO segment was $137.3 million versus $80.2 million in the third quarter of 2014, driven primarily by the Warren and Capitol acquisitions. Wholesale segment product margin was $35.3 million, compared with $84.9 million in the third quarter of 2014, primarily due to tighter margins in crude oil as well as less favorable market conditions in gasoline and gasoline blendstocks. Commercial segment product margin was $6.1 million for the third quarter of 2015, compared with $5.2 million in the same period of 2014.

Sales for the third quarter of 2015 were $2.5 billion, compared with $4.0 billion for the same period in 2014, primarily attributable to lower commodity prices. Wholesale segment sales were $1.3 billion, compared with $2.9 billion for the third quarter of 2014. Sales in the GDSO segment were $1.0 billion versus $924.8 million for the same period in 2014, primarily reflecting the Warren and Capitol acquisitions. Commercial segment sales were $161.5 million, compared with $210.6 million for the third quarter of 2014.

Wholesale segment volume was 852.1 million gallons in the third quarter of 2015 compared with 1.1 billion gallons for the same period of 2014, primarily due to a change in supply logistics for a particular gasoline customer and discontinuation of a small discrete blendstocks distribution activity. Volume in the GDSO segment was 405.9 million gallons for the third quarter of 2015, compared with 268.9 million gallons in the third quarter of 2014, primarily attributable to the acquisitions of Warren and Capitol. Commercial segment volume was 103.3 million gallons, compared with 85.0 million gallons for the third quarter of 2014.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2015 and 2014.

Recent Highlights

  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6975 per unit, or $2.79 per unit on an annualized basis, on all of its outstanding common units for the period from July 1 through September 30, 2015. The distribution will be paid November 13, 2015 to unitholders of record as of the close of business on November 4, 2015.

Business Outlook

“We are affirming full-year 2015 EBITDA guidance in the range of $214 million to $234 million,” Slifka said. “We are pleased with the integration of Warren and Capitol, which is now substantially complete, and we expect them to contribute to our performance for the balance of the year. In our Wholesale segment, tighter crude differentials continue to negatively impact results.”

The Partnership’s full-year 2015 EBITDA guidance is based on assumptions regarding market conditions such as demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment, and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2015 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA
EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP
A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is a leader in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements
Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$2,486,203	$4,050,458	$8,145,407	$13,737,006
Cost of sales	2,333,904	3,895,023	7,680,362	13,334,862
Gross profit	152,299	155,435	465,045	402,144

Costs and operating expenses:
Selling, general and administrative expenses	42,480	41,408	136,657	110,379
Operating expenses	77,309	53,315	218,133	152,296
Amortization expense	2,319	4,522	10,730	13,574
Loss on sale and disposition of assets	680	-	1,330	1,060
Total costs and operating expenses	122,788	99,245	366,850	277,309

Operating income	29,511	56,190	98,195	124,835

Interest expense	(20,643)	(12,324)	(51,057)	(35,677)

Income before income tax expense	8,868	43,866	47,138	89,158

Income tax expense	(722)	(244)	(969)	(660)

Net income	8,146	43,622	46,169	88,498

Net loss (income) attributable to noncontrolling interest	66	(1,114)	(324)	(1,699)

Net income attributable to Global Partners LP	8,212	42,508	45,845	86,799

Less: General partner's interest in net income, including
incentive distribution rights (1)	2,832	1,623	7,682	4,164

Limited partners' interest in net income	$5,380	$40,885	$38,163	$82,635

Basic net income per limited partner unit (2)	$0.16	$1.50	$1.20	$3.03

Diluted net income per limited partner unit (2)	$0.16	$1.50	$1.20	$3.03

Basic weighted average limited partner units outstanding	33,531	27,183	31,733	27,229

Diluted weighted average limited partner units outstanding	33,653	27,307	31,909	27,312

(1) As a result of the June 2015 and December 2014 issuances of 3,000,000 and 3,565,000 common units, respectively, the general partner interest was reduced to 0.67%. As a result, the general partner interest was 0.67% and, based on a weighted average, 0.73% for the three and nine months ended September 30, 2015, respectively. The general partner interest was 0.83% for the three and nine months ended September 30, 2014.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$765	$5,238
Accounts receivable, net	376,509	457,730
Accounts receivable - affiliates	5,225	3,903
Inventories	383,933	336,813
Brokerage margin deposits	25,662	17,198
Derivative assets	52,981	83,826
Prepaid expenses and other current assets	65,407	56,515
Total current assets	910,482	961,223

Property and equipment, net	1,234,759	825,051
Intangible assets, net	78,535	48,902
Goodwill	442,211	154,078
Other assets	48,755	50,723

Total assets	$2,714,742	$2,039,977

Liabilities and partners' equity
Current liabilities:
Accounts payable	$314,779	$456,619
Working capital revolving credit facility - current portion	104,900	-
Line of credit	-	700
Environmental liabilities - current portion	3,059	3,101
Trustee taxes payable	81,020	105,744
Accrued expenses and other current liabilities	71,715	82,820
Derivative liabilities	28,188	58,507
Total current liabilities	603,661	707,491

Working capital revolving credit facility - less current portion	150,000	100,000
Revolving credit facility	268,000	133,800
Senior notes	664,010	368,136
Environmental liabilities - less current portion	71,608	34,462
Financing obligation	89,735	-
Other long-term liabilities	149,228	59,932
Total liabilities	1,996,242	1,403,821

Partners' equity
Global Partners LP equity	670,682	586,942
Noncontrolling interest	47,818	49,214
Total partners' equity	718,500	636,156

Total liabilities and partners' equity	$2,714,742	$2,039,977

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$7,157	$25,370	$54,694	$70,959
Crude oil	15,719	44,670	67,804	98,256
Other oils and related products	12,389	14,821	53,801	57,964
Total	35,265	84,861	176,299	227,179
Gasoline Distribution and Station Operations segment:
Gasoline	88,297	54,306	203,205	126,629
Station operations	49,047	25,905	130,836	69,669
Total	137,344	80,211	334,041	196,298
Commercial segment	6,088	5,234	24,669	23,295
Combined product margin	178,697	170,306	535,009	446,772
Depreciation allocated to cost of sales	(26,398)	(14,871)	(69,964)	(44,628)
Gross profit	$152,299	$155,435	$465,045	$402,144

Reconciliation of net income to EBITDA
Net income	$8,146	$43,622	$46,169	$88,498
Net loss (income) attributable to noncontrolling interest	66	(1,114)	(324)	(1,699)
Net income attributable to Global Partners LP	8,212	42,508	45,845	86,799
Depreciation and amortization, excluding the impact of noncontrolling interest	29,744	19,651	82,003	57,253
Interest expense, excluding the impact of noncontrolling interest	20,643	12,314	51,055	35,635
Income tax expense	722	244	969	660
EBITDA	$59,321	$74,717	$179,872	$180,347

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$51,840	$144,367	$(5,392)	$194,001
Net changes in operating assets and liabilities and certain non-cash items	(12,885)	(79,167)	137,610	(42,750)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(999)	(3,041)	(4,370)	(7,199)
Interest expense, excluding the impact of noncontrolling interest	20,643	12,314	51,055	35,635
Income tax expense	722	244	969	660
EBITDA	$59,321	$74,717	$179,872	$180,347

Reconciliation of net income to distributable cash flow
Net income	$8,146	$43,622	$46,169	$88,498
Net loss (income) attributable to noncontrolling interest	66	(1,114)	(324)	(1,699)
Net income attributable to Global Partners LP	8,212	42,508	45,845	86,799
Depreciation and amortization, excluding the impact of noncontrolling interest	29,744	19,651	82,003	57,253
Amortization of deferred financing fees and senior notes discount	1,824	1,845	5,162	4,622
Amortization of routine bank refinancing fees	(1,134)	(1,339)	(3,381)	(3,342)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,009)	(11,156)	(20,110)	(28,467)
Distributable cash flow	$29,637	$51,509	$109,519	$116,865

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$51,840	$144,367	$(5,392)	$194,001
Net changes in operating assets and liabilities and certain non-cash items	(12,885)	(79,167)	137,610	(42,750)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(999)	(3,041)	(4,370)	(7,199)
Amortization of deferred financing fees and senior notes discount	1,824	1,845	5,162	4,622
Amortization of routine bank refinancing fees	(1,134)	(1,339)	(3,381)	(3,342)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,009)	(11,156)	(20,110)	(28,467)
Distributable cash flow	$29,637	$51,509	$109,519	$116,865

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President
General Counsel and Secretary